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                                    Exhibit 5

                             Voting Trust Agreement

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

                             VOTING TRUST AGREEMENT
                             ----------------------


               David F. Jones, Melvin L. Prueitt, Stanley Prueitt, and Leslie Speir (individually "Shareholder" and collectively, "Shareholders"), and Melvin
L. Prueitt ("Voting Trustee") agree:

               1. Recitals. Each Shareholder owns stock in Hydro- Air Technologies, Inc., a New Mexico corporation ("Corporation"). Corporation is issuing shares of Corporation to Voting Trustee ("Shares") so that the Shares may be issued to the Shareholders or others as provided in Founders Agreement dated the same date as this Voting Trust Agreement among the Shareholders and the Corporation ("Founders Agreement") and to maintain the availability of the Shares in the event the Corporation is acquired as set out in the Founders Agreement. The Shareholders execute this Voting Trust Agreement ("Agreement") to implement the Founders Agreement.

               2. Book Entry. Upon receipt by Voting Trustee of the Shares, the Voting Trustee will establish and maintain book entry records of the beneficial ownership of the Shares in the Voting Trust established by this Agreement ("Voting Trust").

               3. Removal of Shares From Voting Trust. Shares may be removed from this Voting Trust when they are to be issued as Founder Shares or Discretionary Shares pursuant to the Founders Agreement ("New Shares").

               4. Exchange of Shares. In the event of the acquisition of the Company by The Acquisition Company, the Voting Trustee will exchange the Shares of the Corporation which are subject to this Voting Trust to The Acquisition Company in exchange for equivalent Shares in The Acquisition Company Shares. The Acquisition Company Shares will then be "Shares" subject to this Voting Trust and the Founders Agreement.

               5. Voting. At all meetings of shareholders of Corporation, and in all proceedings affecting Corporation, the Voting Trustee will vote the Shares registered in the Voting Trust name in such manner as the Shareholders direct. The Voting Trustee will not be liable for the consequence of any vote cast or action taken in good faith.

               6. Dividends. Shareholders will be entitled to receive from the Voting Trustee payments equal to any cash dividends received by the Voting Trustee on the Shares. If any dividends are declared in additional shares of the Corporation, the Voting Trustee will retain such additional shares, which will be deemed to have been deposited under the terms of this Agreement.


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               7. Termination.  This  Agreement will terminate upon the date all of the Shares have been issued as Founder Shares or Discretionary Shares under the Founders Agreement or may be terminated in writing prior to that date by the Trustee. Upon termination, the Voting Trustee will deliver any Shares which were not issued as Founder Shares or Discretionary Shares to the Shareholders as provided in the Founders Agreement.

               8. Transfer of Stock to Successor Voting Trustee. Los Alamos National Bank is designated as successor Voting Trustee. If the Voting Trustee becomes incapacitated or dies, the conservator or personal representative of the Voting Trustee will take all necessary action to deliver all Shares owned by the Voting Trust to the successor Voting Trustee to be held by the successor as if the successor was the original Voting Trustee subject to the terms of this Agreement.

               9. Binding Effect. This Agreement will inure to the benefit of, and be binding upon: (i) every person or entity who is the record, legal or beneficial owner of Shares, whether by issue or transfer, including without limitation any spouse, representative, transferee, owner, nominee, grantee, successor and assign of the Shareholders, and (ii) the Voting Trustee, any successor Voting Trustee and their successors, personal representatives, and transferees, is governed by and construed in accordance with the laws of New Mexico, is specifically enforceable and may be modified only in writing.

       DATED: ______, 19__.


SHAREHOLDERS:                                     ______________________________
                                                  DAVID F. JONES


                                                  ______________________________
                                                  MELVIN L. PRUEITT


                                                  ______________________________
                                                  STANLEY PRUEITT


                                                  ______________________________
                                                  LESLIE SPEIR



VOTING TRUSTEE:                                   ______________________________
                                                  MELVIN L. PRUEITT